Exhibit 4.1

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE COMMON STOCK

Company:	HUMACYTE, INC., a Delaware corporation.

Class of Stock:	Common Stock.

Number of Shares:	A number equal to (a) the sum of (i) Three Million Four Hundred Twelve Thousand Five Hundred Dollars ($3,412,500), plus (ii) an additional One Million Six Hundred Twenty-Five Thousand Dollars ($1,625,000) upon the occurrence of the Funding Date of the Third Tranche Term Loan, divided by (b) the Warrant Price then in effect.

Warrant Price:	The lower of (a) $1.28, and (b) the lowest effective sale price per share paid in cash by third party investors to the Company for its Common Stock issued by the Company in any Equity Round, in each case as adjusted from time to time in accordance with Section 2.

Issue Date:	December 15, 2025.

Expiration Date:	December 15, 2030.

Loan Agreement:	This Warrant to Purchase Common Stock (as amended and in effect from time to time, “Warrant”) is issued in connection with, and as consideration of the commitments pursuant to, that certain Loan and Security Agreement of even date herewith among the Company and certain other borrowers from time to time party thereto, certain guarantors from time to time party thereto, Avenue Venture Opportunities Fund II, L.P., a Delaware limited partnership (“Avenue”), as administrative agent for the lenders, collateral agent for the secured parties, and a lender, and any other lender from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition, shall have the meanings set forth in the Loan Agreement.

Equity Round:	A bona-fide offering of Common Stock (or instruments exercisable for, or convertible into, shares of Common Stock) consummated at any time commencing on the Issue Date through (but excluding) March 31, 2026; provided, for the avoidance of doubt, the following shall not constitute an Equity Round: (i) the grant or exercise of equity awards by the Company under the Company’s existing employee benefit plans as in effect on the date hereof (including grants of equity awards made as the result of any evergreen provision under any such existing plan and routine inducement grants in amounts consistent with past practice); (ii) the issuance of shares upon the exercise or conversion of securities exercisable for, or convertible into, Common Stock outstanding on the date hereof, and the shares reserved for issuance upon the exercise or conversion of such securities; (iii) the issuance of Common Stock pursuant to a written contractual obligation of the Company in effect on the date hereof (so long as such obligation was disclosed in writing to the Holder or in the Company’s public filings with the SEC prior to the date hereof); (iv) the Closing Date Equity Round; (v) any shares issued to any lender pursuant to the Loan Agreement; (vi) the issuance of Common Stock pursuant to the Revenue Interest Purchase Agreement, dated as of May 12, 2023, as amended, between the Company, Humacyte Global, Inc., the purchasers named therein and Hook SA LLC, as such agreement is in effect on the date hereof (and the provisions in such agreement relating to the issuance of such Common Stock are not subsequently amended without the Holder’s written consent); (viii) the issuance of Common Stock pursuant to the Option Agreement, dated as of May 12, 2023, by and among the Company and TPC Investments III LP and TPC Solutions L.P., as such agreement is in effect on the date hereof (and the provisions in such agreement relating to the issuance of such Common Stock are not subsequently amended without the Holder’s written consent); (ix) sales of Common Stock made by the Company under the Purchase Agreement, dated as of September 24, 2024, by and between the Company and Lincoln Park Capital Fund, LLC, as such agreement is in effect on the date hereof (and the provisions in such agreement relating to the issuance of such Common Stock are not subsequently amended without the Holder’s written consent); (x) any shares of Common Stock issued pursuant to the Business Combination Agreement, dated as of February 17, 2021, by and among Humacyte Global, Inc., Alpha Healthcare Acquisition Corp. and Hunter Merger Sub; and (xi) any shares of Common Stock issued in connection with an acquisition, strategic transaction or lending transaction, in each case issued as consideration and not primarily for capital-raising purposes; provided that, in each case, notwithstanding the foregoing, no transaction or series of transactions structured primarily to avoid the definition of ‘Equity Round’ (as reasonably determined in good faith by Holder) shall be excluded. No issuance excluded from ‘Equity Round’ shall be deemed to limit or impair any other anti-dilution or adjustment rights of the Holder under this Warrant.

This WARRANT TO PURCHASE Common STOCK certifies that, for good and valuable consideration, AVENUE VENTURE OPPORTUNITIES FUND II, L.P. (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated class, series and type of stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

Section 1. EXERCISE.

1.1            Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2            Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X =	the number of Shares to be issued to Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B =	the Warrant Price.

1.3            Fair Market Value. For the purposes of this Warrant, the fair market value of one Share (“Fair Market Value”) shall mean the closing price or last sale price of one Share reported on the Principal Stock Exchange for the Trading Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If Shares are not then traded on the Principal Stock Exchange, then the Board of Company shall determine the Fair Market Value of one Share in its reasonable good faith judgment, based on relevant facts and circumstances at the time of cashless exercise under Section 1.2 above, including in the case of a Change of Control (as defined in Section 2.5), the consideration receivable by the holders of Common Stock in such Change of Control the per-Share consideration receivable by the holders of Common Stock in such Change of Control after giving effect to all senior liquidation preferences, conversion rights and other superior rights, and including any declared but unpaid dividends with respect to the Common Stock. In the case of any dispute by Holder as to the Board’s determination of Fair Market Value or any dispute in respect of any other computation required to be made hereunder, the parties hereto agree to negotiate any such disputes in good faith.

1.4            Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate (or digital equivalent or book entry) representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant (or digital equivalent) of like tenor representing the Shares not so acquired.

1.5            Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant (or digital equivalent) of like tenor and amount.

Section 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1            Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2            Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, converted, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3            No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the Fair Market Value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

2.4            Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, class and number of Shares in effect upon the date of such adjustment.

2.5            Change of Control. Upon a Change of Control (as hereinafter defined), effective immediately prior to and contingent upon the consummation thereof, this Warrant shall automatically be exercised in full, and exchanged for a number of Shares equal to the maximum number of Shares issuable pursuant to the terms hereof (after taking into account all adjustments described herein) excluding, for the avoidance of doubt, any portion of the Warrant that would have become exercisable only upon the occurrence of the Funding Date of the Third Tranche Term Loan if such Funding Date has not occurred as of the date of the consummation of the Change of Control, had Holder elected to exercise this Warrant immediately prior to the closing of such Change of Control and purchased all such Shares pursuant to the cash exercise provision set forth in Section 1.1 above (as opposed to the cashless exercise provision set forth in Section 1.2 above).  Company acknowledges and agrees that Holder shall not be required to make any payment (cash or otherwise) for such Shares as further consideration for their issuance pursuant to the terms of the preceding sentence. “Change of Control” shall mean a transaction or series of transactions (a) involving any sale, lease, license, or other disposition of all or substantially all of the assets of Company; (b) involving any reorganization, consolidation, merger or other transaction involving Company where the holders of Company’s securities before the transaction beneficially own less than fifty percent (50%) of the outstanding voting securities of the surviving entity after the transaction; or (c) that results in any person or group becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the Company’s outstanding securities. This Warrant shall terminate upon Holder’s receipt of the number of Shares described in this Section 2.5.

2.6            Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 above or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable notice of exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, the conversion right under section 2.2(e) of the Loan Agreement) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2.6 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a notice of exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2.6, in determining the number of outstanding Shares, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon written election by Holder which is delivered to the Company prior to the issuance of any Warrant Shares to such Holder, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.6, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2.6 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.4 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1            Representations and Warranties. The Company represents and warrants to, and agrees with, Holder as follows:

(a)            The initial Warrant Price set forth on the first page of this Warrant shall not exceed the lower of (i) the average daily volume weighted average price of the Common Stock as reported for each of the five (5) consecutive Trading Days ending on July 20, 2025, or (ii) the average daily volume weighted average price of the Common Stock as reported for each of the five (5) consecutive Trading Days ending on the last Trading Day prior to the Issue Date.

(b)            All Shares which may be issued upon the exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, as will be sufficient to permit the exercise in full of this Warrant.

(c)            The issuance of this Warrant and the issuance of the Shares issuable upon exercise hereof, does not entitle any other party to exercise preemptive rights, except to the extent waived prior to the Issue Date.

3.2            Notice of Certain Events. If the Company proposes at any time to:

(a)            declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b)            offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);

(c)            effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class; or

(d)            effect a Change of Control, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall give Holder:

(1)            in the case of the matters referred to in (a) and (b) above, at least five (5) Business Days prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any; and

(2)            in the case of the matters referred to in (c) and (d) above, at least ten (10) days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and copies of all material agreements to be entered into in connection with such transaction and other information as Holder may reasonably require in connection with such transaction and the treatment of this Warrant in connection with such event giving rise to the notice).

Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements, including without limitation, monthly financial statements no later than thirty (30) days of the end of each calendar month, and annual financial statements no later than ninety (90) days of the end of each fiscal year of Company, in each case, in the form as and when filed with the Securities and Exchange Commission (the “Commission”).

3.3            Registration. The Company agrees that, upon the written request of the Holder, it shall, as soon as practicable following the issuance of all or part of the Shares issuable upon exercise of this Warrant, file with the Commission one or more registration statements registering, under the Act, such Shares. The Company shall use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, for such time as the Holder shall continue to hold such Shares.

Section 4. REPRESENTATIONS, WARRANTIES OF HOLDER.

Holder represents and warrants to the Company as follows:

4.1            Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view towards, or for, resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2            Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3            Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4            Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5            The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof are “restricted securities” under the Act and must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act and understands the resale limitations imposed by the Act.

4.6            No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights or any other rights as a stockholder of the Company, until the exercise of this Warrant.

Section 5. MISCELLANEOUS.

5.1            Term and Automatic Exercise Upon Expiration.

(a)            Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific Time, on the Expiration Date and shall be void thereafter.

(b)            Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

5.2            Legends. The Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE COMMON STOCK ISSUED BY THE COMPANY TO AVENUE VENTURE OPPORTUNITIES FUND II, L.P. DATED DECEMBER 15, 2025 MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3            Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4            Transfer Procedure. Subject to the provisions of Section 5.3 and upon providing the Company with written notice, Avenue Venture Opportunities Fund II, L.P. and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee; provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant.

5.5            Notices. All notices and other communications hereunder from the Company to Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

AVENUE VENTURE OPPORTUNITIES FUND II, L.P.

11 West 42nd Street, 9th Floor

New York, New York 10036

Attn: Todd Greenbarg, Senior Managing Director

Email: [***]; [***]

With a copy to:

DLA Piper LLP (US)

845 Texas Ave Suite 3800

Houston, TX 77002

Attn: Justin Hewett

Email: justin.hewett@us.dlapiper.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Humacyte, Inc., on behalf of all Loan Parties

2525 E. Highway NC 54

Durham, NC 27713

Attn: Dale Sander, Chief Financial Officer

Email: [***]

With a copy to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attn: Kerry S. Burke

Email: kburke@cov.com

5.6            Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7            Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed by one or more of the parties hereto in any number of separate counterparts, all of which together shall constitute one and the same instrument.  Holder’s execution and delivery of Holder’s counterpart signature page to this Warrant via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall constitute Holder’s effective execution and delivery of this Warrant and agreement to and acceptance of the terms hereof for all purposes. The fact that this Warrant is executed, signed, stored or delivered electronically shall not prevent the transfer by any Holder of this Warrant pursuant to Section 5.4 above or the enforcement of the terms hereof.  Physical possession of the original of this Warrant or any paper copy thereof shall confer no special status to the bearer thereof. In no event shall an original ink-signed paper copy of this Warrant be required for any exercise of Holder’s rights hereunder, nor shall this Warrant or any physical copy hereof be required to by physically surrendered at the time of any exercise hereof.

5.8            Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.9            Jurisdiction and Venue. The Company and Holder each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in the State of Delaware; provided, however, that nothing in this Warrant shall be deemed to operate to preclude Holder from bringing suit or taking other legal action in any other jurisdiction to enforce a judgment or other court order in favor of Holder. The Company expressly, irrevocably and unconditionally submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and the Company hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby irrevocably and unconditionally consents to the granting of such legal or equitable relief as is deemed appropriate by such court. The Company hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Company in accordance with Section 5.5 and that service so made shall be deemed completed upon the earlier to occur of the Company’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

5.10            Jury Trial Waiver. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND HOLDER EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS WARRANT, THE LOAN AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES’ AGREEMENT TO THIS WARRANT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

5.11            Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.12            Business Days. “Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted to be closed.

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[signature page to warrant TO Purchase Common Stock]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Common Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

company:

HUMACYTE, INC.

By:	/s/ Dale Sander
Name: Dale Sander
Title: Chief Financial Officer

HOLDER:

AVENUE VENTURE OPPORTUNITIES FUND II, L.P.

By:	Avenue Venture Opportunities Partners II, LLC
Its:	General Partner

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

APPENDIX 1

NOTICE OF EXERCISE

1.            The undersigned Holder hereby exercises its right to purchase _________________ shares of ________________________ of [_______] (the “Company”) in accordance with the attached Warrant to Purchase Common Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

☐ check in the amount of $________ payable to order of the Company enclosed herewith

☐ Wire transfer of immediately available funds to the Company’s account

☐ Cashless Exercise pursuant to Section 1.2 of the Warrant

☐ Other [Describe] __________________________________________

2.            Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

3.            By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Common Stock as of the date hereof.

HOLDER:

By:
Name:
Title:

Date: